EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as 28th day of June, 2019, by and between CARNIVAL CORPORATION (the "Company") with its principal place of business located at 3655 N.W. 87th Avenue, Doral, Florida 33178 and PETER ANDERSON, an individual (the "Executive") (collectively herein referred to as the "Parties" and individually referred to as the "Party").

RECITALS

WHEREAS, as of the Effective Date of this Agreement, the Company desires to employ the Executive as Chief Compliance Officer of the Company and the Executive desires to serve the Company as Chief Compliance Officer.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment with the Company, upon the terms and subject to the conditions set forth herein, effective as of the Effective Date. Subject to the provisions for earlier termination set forth in Section 10, the term of employment under this Agreement shall be for a period of four (4) years commencing on August 12, 2019 (the "Effective Date"), (hereinafter referred to as the "Term"). The Executive and the Company agree that the Company is not obligated to offer subsequent contracts to the Executive, regardless of the number of years in which the Executive has worked for the Company.

2.Employment.

a.The Executive shall be employed as Chief Compliance Officer. The Executive shall devote his full working time, attention and the best of his abilities to performing the duties of a Chief Compliance Officer and engage in no other employment or occupation for any direct or indirect remuneration (other than charitable, educational or political activities or board service that do not materially interfere with the Executive's obligations with the Company) without the prior written notification to and approval of the Company's CEO. The Executive also shall exercise the authority customarily performed, undertaken, and exercised by persons situated in a similar executive capacity.

b.The Executive agrees to abide by any Employee handbook, policies, rules, regulations, or practices that the Company has with respect to its employees, which may be amended from time to time. The Executive acknowledges that all such policies (whether or not identified in this Agreement) are not contractual in nature and do not constitute terms or provisions of this Agreement.

c.During the Term, the Executive shall report directly to Arnold Donald, President and CEO, with dotted lines to the Health, Environment, Safety and Security ("HESS") and Audit Committees of the Board of Directors of Carnival Corporation (the "Board of Directors"). The dotted lines represent a secondary line of responsibility and some level of accountability, but not a direct report.

d.The Executive shall work at the Company's Miami offices located at 3655 NW 87 Avenue, Doral, Florida.

3.Base Salary. The Company shall pay to the Executive during the Term of this Agreement a base salary (the "Base Salary") at the rate of $600,000 per year, before deduction of applicable taxes, in accordance with the Company's customary payroll practices applicable to its senior executives. The Company retains the right to reduce the Executive's compensation for periods of unpaid leave or disciplinary suspensions and to deduct from the Executive's compensation any amounts owed by the Executive to the Company, or for which the Company is legally required to deduct, consistent with state and federal law.

4.Sign-On Bonus. The Company shall pay the Executive a one-time sign-on bonus of $50,000, before deduction of applicable taxes, payable within the first thirty (30) days of Executive's first day of employment.

5.Individual Annual Bonus Plan. During his employment, the Executive may receive a targeted incentive bonus (the "Incentive Bonus") for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined at the end of the applicable fiscal year by the Company's CEO, in consultation with the Board of Director's HESS/Audit/Compensation Committees. The maximum amount of the Incentive Bonus shall for any one year is $600,000 and the target bonus for each year is $400,000, in each case subject to deduction of applicable taxes. For fiscal year 2019, the amount of Executive's Incentive Bonus shall be no less than $250,000, less applicable taxes. The Executive must be employed on the date on which the Incentive Bonus is paid to be entitled to payment of the Incentive Bonus. The Incentive Bonus shall, subject to all applicable laws and regulations, be paid in accordance with Company policy.

6.Long-Term Incentive Award. On or about January 2020 and subject to appropriate action and approval of the Company's Compensation Committee, the Executive shall be entitled to receive a time-based restricted share award grant under the Carnival Corporation 2011 Stock Plan (the "2011 Stock Plan") with a fair market value of $300,000 based on the closing price of a share of Company common stock on the date of grant, on vesting and other terms and conditions set forth in the 2011 Stock Plan and the associated award agreement: Future award grants shall be at a target grant value of up to $300,000 and the actual grant value shall be based on attainment of individual goals and such other factors as determined by the Company's CEO, in consultation with the Board of Director's HESS/Audit/Compensation Committees.

7.Employee Benefits. During the Term, the Executive shall be eligible to participate, on a basis generally consistent with other similarly situated executives, in any retirement plans, insurance programs, and other fringe benefit plans and programs as are from time to time established by the Company, subject to the provisions of such plans and programs.

8.Vacation and Sick Leave. During the Term, the Executive shall be entitled to annual vacation in any calendar year of 19 days, subject to the Company's vacation policies for executives in effect from time to time. The Executive also shall be entitled to 10 days of sick leave (without loss of pay) in accordance with the Company's sick leave policies for executives, in effect from time to time.

9.Termination. The Executive's employment and this Agreement may be terminated for the circumstances set forth below and will require approval by the Board of Director's HESS and Audit Committees. In such event, benefits will cease according to the terms of the applicable benefit plans or the Company's policies and procedures.

a.By The Company for Cause. The Company may suspend or terminate the employment of the Executive for "Cause" (defined below). Following termination of employment of the Executive for Cause, the Company shall have no further obligations under this Agreement. "Cause" shall be determined in the Company's sole discretion, and shall include but not be limited to: (1) dishonesty or other acts that adversely affect the Company; (2) a violation of the Company's policies or practices that justifies immediate termination; (3) arrest or conviction (including a plea of "no contest" or nolo contendere) of a felony or of any crime involving moral turpitude, embezzlement, misappropriation, fraud or misrepresentation (whether or not related to the Executive's employment with the Company); (4) the commission by the Executive of any act that could reasonably be expected to injure the reputation, business, or business relationships of the Company; (5) any material breach of this Agreement; (6) failure or refusal to follow a lawful, job-related instruction issued by the Company's CEO or the HESS or Audit Committees of the Boards of Directors; (7) use, possession, or being under the influence of illegal drugs on Company premises or at any Company-related event; (8) misappropriation of the Company's assets, theft, or embezzlement; (9) continued and excessive absences or tardiness (not including authorized leaves of absence under the Family and Medical Leave Act or absences that are a result of a reasonable accommodation offered by the Company under the ADA); (10) providing false or misleading information on Employment Application, or other Company-related documentation; (11) failure to cooperate in an internal investigation conducted by the Company or its representatives; (12) a violation of the Company's Code of Ethics; (13) breach of fiduciary duties and responsibilities as Chief Compliance Officer; and (14) the Executive's willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is reasonably likely to be materially injurious to the interest of the Company or affiliate of the Company.

b.By the Company for Performance Reasons. The Company also may suspend or terminate the employment of the Executive for failure to perform his duties as Chief Compliance Officer, as contemplated by this Agreement, in a satisfactory manner, as determined in the sole discretion of the CEO and as approved by the Board of Director's HESS and Audit Committees. Following termination of employment of the Executive for performance under this subsection, the Executive shall be entitled to compensation as discussed below in Section 9.d.i.

c.Upon Death or Disability. This Agreement is automatically terminated upon the Executive's death. The Company reserves the right to terminate this Agreement upon the Executive's "disability" (as defined in the American with Disabilities Act, as amended ("ADA")) that renders the Executive unable to perform his essential job functions with or without reasonable accommodation, or if such disability cannot be reasonably accommodated without imposing an undue hardship on the Company. If the Executive is not eligible for leave under the Family and Medical Leave Act and is not "disabled" under the ADA, and has exhausted all of his available leave time, the Company may terminate this Agreement.

d.Compensation Upon Termination. Upon termination of the Executive's employment during the Term of this Agreement, the Executive shall be entitled to the following benefits:

i.If the Executive's employment is terminated by the Company for performance reasons only (subsection 9.b.), the Company shall (subject to the Executive's timely execution and non-revocation of a Confidential Separation Agreement and General Release of All Claims ("Release") within 21 days following termination prepared by and agreeable to the Company) pay the Executive one years' Base Salary and the Executive's target bonus for the fiscal year during which termination occurs. The aggregate amount due hereunder shall be paid, subject to deduction of applicable taxes, in equal installments beginning with the Company's first regularly scheduled pay date that occurs at least 10 days after the effective date of the Release, with future payments due on each of the Company's regularly scheduled pay dates thereafter for a total payment period of one year, subject to termination for Executive's failure to comply with all terms of the Release.

ii.If the Executive's employment with the Company is terminated by reason of his death or Disability, then, in addition to any Base Salary earned to the date of termination, the Company shall provide the Executive with benefits or payments under any applicable disability or 'life insurance benefit plans, programs or arrangements maintained by the Company, which benefits shall be provided and amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. No other payments shall be owed to the Executive.

iii.    If the Executive's employment with the Company is terminated for Cause (other than performance [subsection 9.b.]), the Executive shall be entitled only to his Base Salary earned to the date of termination.

e.Section 409A Tax Considerations. If and to the extent that any compensation or benefits provided under this Agreement constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations and guideline issued thereunder ("Section 409A"), this Agreement is intended to comply, and shall be interpreted consistently, with Section 409A so as to not result in accelerated taxation and/or tax penalties under Section 409A. Notwithstanding anything in this Agreement to the contrary, if and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, any payment required to be paid hereunder on account of termination of the Executive's employment shall be made only in connection with the Executive's "separation from service" within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if the Executive's separation from service occurs when the Executive is a "specified employee" (as defined under Section 409A), amounts that otherwise would be payable and benefits that otherwise would be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six (6) month period immediately following the Executive's separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive's separation from service or, if earlier, the Executive's date of death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during a year may not affect amounts reimbursable or provided in a subsequent year. The timing of any payment under subparagraph 9(d) may be adjusted only in accordance with Section 409A. The Company makes no representation that any or all of the payments provided for in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that the Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Executive on account of noncompliance with Section 409A.

10.    Confidentiality.

a.Confidential Information. During his employment, the Executive will obtain and have access to "Confidential Information" that is important to the Company's business, which is not generally available to third parties and which the Company considers confidential, including without limitation, the Company's customer, vendor, and supplier lists, internal policies, financial information, software and hardware products in both source code and object code form, technical information, sales data, pricing information, promotional or marketing plans, advertising campaigns, expansion plans, methods, products, processes, trade secrets and other information that is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party (collectively, the "Confidential Information"). The Executive acknowledges that such Confidential Information is worthy of protection and is the sole property of the Company.

b.Non-Disclosure. The Executive agrees that during the Term of this Agreement and thereafter, the Executive shall (i) not use any of the Confidential Information for his own use or for any purpose outside of his employment duties with the Company; (ii) not disclose the Confidential Information to any person or entity, whether internal or external, including other employees of the Company unless they have a business reason to receive the Confidential Information; and (iii) take all reasonable measures to protect the secrecy of and avoid disclosure or use of the Confidential Information, including requiring third parties to sign an appropriate non disclosure agreement. The Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Executive makes this covenant, and that this covenant is a material inducement for the Company to employ the Executive. The Executive also acknowledges that the obligation to maintain and safeguard the Confidential Information applies to the use of any laptop computer, portable communication or electronic devices, and/or other technological tools that may be provided by the Company.

c.Return of Confidential Information and Company Property. Upon termination of his employment, regardless of the reason, or upon request, the Executive agrees to immediately inventory and deliver to the Company's General Counsel, all property of the Company’s and Confidential Information in his possession or control and that relates to the Executive's employment or the activities of the Company. The Executive agrees upon request by the Company and, in any event, upon termination of his employment, that he will immediately delete all Confidential Information from his personal cellular telephone or other portable communication device, laptop computer, computer, electronic devices, and similar storage devices, and will do so under the supervision of the Company or its designee if so requested. Executive agrees that return of Confidential Information as contemplated by this Section is a material term of this Agreement and that time is of the essence with respect to the return of Confidential Information as required by this paragraph.

d.Exceptions to Confidentiality Provisions. Nothing in this Agreement prohibits the Executive from:

i.Reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Occupational Safety and Health Administration, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives the Executive immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, the Executive has the right to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from disclosure. The Executive does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that he has made such report or disclosures;

ii.Filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor (DOL), the Securities and Exchange Commission (SEC), or any other federal, state, or local agency or department and communicating with the EEOC, DOL, SEC, and comparable state or local agencies (whether such communication is initiated by the Executive or in response to the government); or

iii.    Testifying truthfully pursuant to any government or regulatory investigation or pursuant to subpoena or other court order.

11.Avoidance of Unfair Competition.

a.Legitimate Business Interests. The Executive acknowledges that (i) the Company engages in the competitive cruise business; (ii) the Executive's services hereunder are of a special, unique, extraordinary and intellectual character; (iii) the Executive's position with the Company places him in a position of confidence and trust with the employees and customers of the Company; (iv) the Executive's position with the Company provides him with access to Confidential Information of the Company, which is valuable and material to the business and competitive position of the Company; and (v) during the Executive's employment with the Company, the Executive will continue to develop a personal relationship with the Company's employees and customers. Therefore, the Executive agrees that it is reasonable and necessary for the protection and goodwill and business of the Company that Executive make the covenants contained herein, that the covenants are a material inducement for the Company to enter into this Agreement, and that the covenants are given as an integral part of this Agreement.

b.During Employment and After Employment. The Executive agrees that during his employment and for a period of one year (12 months) after the termination or expiration of this Agreement or Executive's employment with the Company, for any reason (the "Restrictive Period"), the Executive shall not, directly or indirectly, as a principal, agent, partner, employee, owner, individual proprietor, officer, director, independent contractor, joint venture, stockholder (other than as a passive investor owning less than one percent of a publicly traded corporation), member, or consultant of another entity, wherever located, that engages or has announced its intent to engage in multi-night passenger cruises that compete with the Company or any of its subsidiaries or divisions ("Competitor"). Any company within the Carnival group will not be considered a Competitor for purposes of this Agreement.

Non-Solicitation of Employees.

c.Legitimate Business Interests. The Executive recognizes that the Company's employees are of great value to the Company, and that the Company invests substantial time and expense in locating, recruiting, developing, training and retaining its employees. In addition, the Executive acknowledges that his position with the Company is such that he is privy to Confidential Information and the Company's employees (including specific information regarding the Company's employees not available outside the Company's business), all of which have great competitive value to the Company. The Executive also recognizes that any attempt to induce others to leave the Company's employ, or an effort by the Executive to interfere with the Company's relationships with other employees, would be harmful and damaging to the Company.

d.During Employment and After Employment. The Executive will not at any time during the Executive's employment by the Company and for a period of twelve (12) months following termination (for any reason), directly or indirectly, and whether or not for compensation:

i.hire, offer to hire, employ, engage, entice, solicit, seek to induce, influence, listen to discussions regarding, urge, conspire with, or otherwise attempt to induce or encourage any person or entity who is or was an employee of the Company or Carnival plc (within the prior six months), whether on behalf of the Executive or on behalf of others with whom Executive may become employed, to leave the Company's/Carnival plc's employ or terminate her/her relationship with the Company or Carnival plc (regardless of who first initiates the communication);

ii.help another person or entity evaluate a person (who is or was an employee of the Company or Carnival plc within the prior six months) as an employment candidate;

iii.    hire, offer to hire, employ, engage, entice, solicit, seek to induce, influence, listen to discussions regarding, urge, conspire with, or otherwise attempt to induce or encourage any person or entity who is or was a consultant or independent contractor of the Company or Carnival plc, whether on behalf of the Executive or on behalf of others with whom the Executive may become employed or engaged, to terminate their provision of services on behalf of the Company/Carnival plc (regardless of who first initiates the communication); and

iv.disrupt, impair, damage or interfere with the Company's/Carnival plc's relationship with any employee, independent contractor, consultant, agent or other personnel of the Company or Carnival plc.

v.For purposes of this Section, the Executive acknowledges and agrees that "solicitation" covers all forms of oral, written, or electronic communication, including, but not limited to, communications by e mail, regular mail, express mail, telephone, fax, instant message, and social media including, but not limited to, Linkedln, Facebook,

Twitter, Instagram, and other social media/social networking accounts (collectively, "Social Media Accounts"). However, it will not be deemed a violation of this Agreement if the Executive merely updates his Linkedln profile/social media status to reflect the Executive's new employment, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by Section 12.

12.Rights and Remedies upon Breach. If the Executive breaches, or threatens to breach, any provisions of this Agreement, the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable. All of these rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

a.Tolling. The running of the time period specified in Sections 11 and 12 shall be tolled and suspended during such time as the Executive is in violation of such Section and shall begin to run again on the date upon which relief for such violation is granted to the Company.

b.Specific Performance. The Company and the Executive stipulate that, as between them, the restrictive covenants contained in Sections 10 through 12, are important and material, and gravely affect the successful conduct of the Company's business, and that a suit for damages upon violation or breach of any of the provisions of this Agreement will be inadequate. The Executive further acknowledges that a violation of the covenants contained in Sections 10 through 12 would cause irreparable injury to the Company. The Executive agrees that, in the event of any violation or breach, or threatened violation or breach, of all provisions of this Agreement, the Company shall have the right and remedy to have all provisions of this Agreement specifically enforced by a court of competent jurisdiction, including obtaining an injunction to prevent any continuing violation thereof, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will be difficult to ascertain and will not provide an adequate remedy to the Company.

c.Reasonableness. The Executive agrees that the covenants contained herein are reasonable and necessary to protect the goodwill and legitimate business interests of the Company. The Company and the Executive agree that the covenants contained herein are severable and separate, and the unenforceability of any specific covenant therein will not affect the validity of any other covenant. If the covenants contained in Sections 10 through 12 are held to be unenforceable, such covenants shall be interpreted to extend to the maximum time and scope for which it may be enforced as determined by a court making such determination, and such covenants shall only apply in its reduced form to the operation of such covenants in the particular jurisdiction in which such adjudication is made.

d.Independent Covenants. The Executive acknowledges and agrees that the provisions of this Agreement are construed as agreements independent of any other agreement or understanding regarding Executive's employment with the Company. The Executive further agrees that the existence or assertion of any other claim, cause of action, defense or dispute by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement of the Executive's promises and obligations in this Agreement. In addition, the restrictive covenants in this Agreement are independent of any other provision in any other agreement between the Executive and the Company, and independent of the existence of any claim or cause of action by the Executive against the Company. Therefore, an action unrelated to the restrictive covenant provisions shall not constitute a defense to the enforcement of this Agreement.

e.Accounting. The Executive acknowledges that the Company shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, money, accruals, increments or other benefits derived or received by the Executive as a result of any transactions constituting a breach of the restrictive covenants in this Agreement.

f.Survival. The restrictive covenants in Sections 10, 11, and 12 shall survive the termination or expiration of this Agreement and any termination of the Executive's employment (regardless of the reason).

13.Agreements with Respect to Ownership of Work Product.

a.Ownership of Rights. Executive agrees and acknowledges that all: (i) Work Product (defined below) that is conceived, created, designed, developed or contributed by the Executive in his capacity as an employee of the Company is deemed to be within the scope of his employment; and (ii) "works made for hire" under the United States Copyright Act (or other applicable statute), and all worldwide rights, title, and interest in and to any and all Work Product, shall be and remain the exclusive property of the Company, free from any legal or equitable claim of right, title, or interest that the Executive might have in or with respect thereto. "Work Product" shall mean and include, without limitation, any and all products, designs, works, discoveries, inventions and improvements, and other results of the Executive's employment by the Company (including without limitation, any Programs), that may be conceived, developed, produced, prepared, created or contributed to (whether at the Company's premises or elsewhere) by the Executive, acting alone or with others, during the period of his employment by the Company (or at any time after the termination of the Executive's employment by the Company if derived from, based upon or relating to any Confidential Information).

b.Assignment of Rights. The Executive acknowledges that all Work Product that is not covered by subparagraph (a) above shall be deemed to have been specifically ordered or commissioned by the Company, and in consideration of the compensation and other benefits provided by the Company to the Executive, the Executive hereby assigns, transfers and conveys to the Company any and all worldwide right, title, and interest that he may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of the Executive's engagement by the Company, the Executive shall from time to time and when requested by the Company and at the Company's expense, but without further consideration to the Executive: (i) execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of the Company, to evidence or further document the Company's ownership of the Work Product and the above-mentioned proprietary rights therein, and (ii) assist the Company in obtaining, registering, maintaining and defending for the Company's benefit (which defense shall be at the Company's expense) all patents, copyrights, mask work rights, trade secret rights and other proprietary rights in and to the Work Product in any and all countries as the Company's may determine in their sole discretion. The Executive agrees that if for any reason he fails to fulfill such obligations, the Company may complete and execute any such documents in the Executive's name and on his behalf.

14.No Assignment. This Agreement requires the personal services of the Executive and cannot be assigned. The Executive agrees not to delegate his obligations hereunder or any portion hereof. The Company may assign this Agreement.

15.Reimbursement of Business Expenses. Reasonable business expenses incurred by the Executive in the ordinary course of business shall be approved and reimbursed as per the Company's policies and procedures and shall be included in and limited by the Company's annual budget. Reasonable business expenses include, but are not limited to, meals and entertainment, out of town travel, and professional development (subject to approval by the CEO and approved in the budget). The Executive is responsible for his personal commuting travel costs to the Miami office located at 3655 NW 87th Avenue, Doral, Florida.

16.Use of Photographs and Videos. The Executive agrees that any and all photographs or videos of the Executive (both individual and group photographs) may be used by the Company in any publication, written materials or website without any compensation.

17.Return of Company Property. The Executive agrees that, upon expiration or termination of his employment with the Company for any reason, or upon request at any time, the Executive shall immediately deliver or cause to be delivered to the Company's General Counsel any and all laptop computers, books, notebooks, manuals, keys, FOBs, codes, data and any other materials that are the property of the Company. If the Executive fails to return any Company property, the Company shall be entitled to deduct the value of such property from any accrued, unused vacation days owed to the Executive, or to pursue legal action for return of such property. The Executive agrees that the Company shall be entitled to collect their reasonable attorneys' fees and costs for pursuing a claim/lawsuit for return of Company property.

18.Withholding. All payments required to be made by Company hereunder to the Executive will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law. All payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation will be reported on the Executive's Form W-2 for the year the payment or benefit is provided and as reasonably determined by the Company to be required by law. The Company will deduct Executive-level withholding taxes required with respect to such payments and benefits either from those payments or from other payments made to the Executive.

19.Severability. If any clause or provision of this Agreement shall be determined to be illegal, invalid or unenforceable by a court of competent jurisdiction or by operation of law, it shall not affect the validity of any other clause or provision.

20.Law Governing Jurisdiction and Venue. This Agreement, its interpretation, and all questions concerning the execution, validity, capacity of the parties and the performance of this Agreement, shall be governed solely by the laws of the State of Florida, without regard to any choice of law principles that might direct application of the laws of any other jurisdiction. The Parties agree that any and all actions arising out of, based upon or relating to this Agreement or the Executive's employment with the Company may be brought solely in the Circuit or County Court located in Miami-Dade County, Florida or, if federal jurisdiction is appropriate, the federal court located in Miami-Dade County, Florida. The Executive expressly and irrevocably: (i) consents to the exclusive jurisdiction of such Florida courts; (ii) agrees that this Agreement is entered into in the State of Florida and any breach of this Agreement shall be deemed a breach of a contract in the State of Florida pursuant to Florida Statutes Section 48.193(l)(a) or any similar statute or amendment enacted by the Florida legislature; (iii) agrees that he is subject to personal jurisdiction in such Florida courts, and that he has the requisite contacts with the State of Florida such that the exercise of personal jurisdiction complies with Florida's long arm statute and the requirements of due process; (iv) agrees that venue is appropriate in such courts; (v) waives any defense or objection based on a lack of personal jurisdiction; (vi) waives any argument that such courts are an improper venue or an inconvenient forum; and (vii) agrees that in the event any action arising out of, based on or relating in any way to this Agreement or his employment with the Company is instituted in any court other than the state or federal courts located in Miami Dade County, Florida, that he will not object to, but rather will affirmatively consent to, the Company's efforts to have such action dismissed or, if appropriate, transferred to the appropriate state or federal court located in Miami Dade County, Florida.

21.JURY TRIAL WAIVER. EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY.

22.Prevailing Party. The prevailing party to an action to enforce or defend this Agreement is entitled to reasonable attorney's fees and costs incurred in connection therewith, including, but not limited to, those incurred at the pre-litigation, pre-trial, trial, and appellate levels, and any hearing to determine entitlement to attorney's fees.

23.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid or overnight delivery, addressed to the respective addresses last given by each Party to the other, provided that all notices to the Company shall be directed to the Company's General Counsel. All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

24.Complete Agreement. This Agreement supersedes all prior contracts and agreements between the Company and the Executive, whether oral or written. This Agreement may not be amended or modified, except in writing and duly executed on behalf of the Company and the Executive.

25.Time for Acceptance. This Agreement shall be rendered null and void unless the Executive returns an executed original of this Agreement to the Company by June.30, 2019.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement effective as of the Effective Date.

EXECUTIVE

/s/ Peter C. Anderson
Peter Anderson (Signature)
Date: 6/28/19

CARNIVAL CORPORATION

By: /s/ Jerry Montgomery
Date: 6/28/19